EXHIBIT 10.1

MANAGEMENT AGREEMENT BY AND BETWEEN
INGO JUCHT AND LUX DIGITAL PICTURES, INC.,
DATED SEPTEMBER 23, 2011

MANAGEMENT AGREEMENT

AGREEMENT, entered into this 23rd day of September, 2011, between Lux Digital Pictures, Inc., a Wyoming corporation (the "Company"), and Ingo Jucht (the "Employee").

WITNESSETH THAT:

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1. Position and Employment Period

The Employee is the Chief Executive Officer (“CEO”), sole Director and Operating Manager of the Company’s principal shareholder. Employee has been performing all duties of the Company CEO since the Company’s inception in June 2008, without salary. It is the intent now of the Employee and Company to formally employ Employee in the position of CEO and Employee shall continue to manage and operate the Company and shall now be compensated for his duties through the issuance of Company common stock. The Company hereby employs the Employee as its CEO, and the Employee hereby agrees to serve in such capacity, for the period beginning October 1, 2011, and ending on the date on which the Employee's employment is terminated in accordance with Paragraph 8 of this Agreement (the "Employment Period").

2. Performance of Duties

The Employee agrees that during the Employment Period he shall devote approximately 50% of his business time to the business affairs of the Company and shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors of the Company; provided that the foregoing shall not limit or prevent the Employee from working in any non-competitive businesses or industries or from serving on the board of directors of charitable organizations or other business corporations not in competition with the Company. The Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated or required of other employees of similar rank and position.

3. Compensation

(a) Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(b) He shall receive, on a calendar quarterly basis commencing upon the Employment Period, 1,250,000 common shares (adjusted for any splits) of the Company’s stock (“Shares”), which shall be registered under a Form S-8 Registration Statement to be prepared and filed by the Company, in due course, continuing for each successive calendar quarter for the term of the Employment Period subject only to the terms and conditions of this Agreement and any termination hereunder.

(c) Employee shall also be entitled to all reasonable business expenses, including travel, included in connection with his Company duties, all auto related expenses, and office related expense and health and life insurance.

4. Disability

Subject to the provisions of Paragraph 8, if the Employee's employment is terminated during the Employment Period by reason of his Disability (as defined below), the Employee shall continue to receive the Shares in accordance with Paragraph 3 for a period of one (1 year. For purposes of this Agreement the term "Disability" means a physical or mental disability which renders the Employee incapable of performing his duties under this Agreement and which disability has existed for at least six (6) months, as determined by an independent physician selected by the Company and agreed to by the Employee or his representatives.

5. Competing Businesses

During the period of his employment under this Agreement, the Employee shall not be employed by or otherwise engage in or be interested in any business in competition with the Company, or with any of its subsidiaries or affiliates, except that the Employee's investment in any such business shall not be considered a violation of this paragraph if either (a) the Employee owns less than 50% of the equity thereof, or (b) such business is not in competition with the Company.

6. Confidentiality

During and after the Employment Period, the Employee will not divulge or appropriate to his own use or to the use of others, in competition with the Company or for any other purpose, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company or by any of its subsidiaries.

7. No Conflict Waiver and Remedies

It is acknowledged that the Employee is the sole Director of the Company and the Operating Manager of its principal shareholder as well as its CEO and, currently, sole employee. Employee and the Company acknowledges that certain conflicts may arise related to Employee’s employment and the Employee and the Company shall endeavor to use their best reasonable efforts to resolve any and all conflicts in the best interests of the Company’s shareholders. If at any time the Employee violates to a material extent any of the covenants or agreements set forth in Paragraphs 5 and 6 of this Agreement, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. The Employee acknowledges that the Company would be irreparably injured by a violation of any provision of this Agreement by the Employee and agrees that the Company shall be entitled to any appropriate equitable remedy without any bond or other security being required.

8. Amendment and Termination

This Agreement may be amended or terminated by mutual agreement of the parties without the consent of any other person and, so long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.  Employee’s employment under this Agreement is “at will.” The Employment Period shall commence on October 1, 2011 and shall terminate as of the earliest of:

•	September 30, 2014;

•
The last day of the month in which the date of the Employee's death occurs; or the date on which the Company gives notice to the Employee of termination of his employment for Cause, Disability, or for any other reason or no reason.

•	For purposes of this Agreement, "Cause" means the Employee's gross misconduct resulting in material damage to the Company or a willful and material breach of this Agreement by Employee.

9. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal executive offices or to the Employee by mail, personal delivery, email or facsimile to him at the last address filed by him in writing with the Company, as the case may be.

10. Non-Assignment

The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

11. Successors

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

12. Applicable Law

The provisions of this Agreement shall be construed in accordance with the laws of the State of California.

13. Counterparts

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

_________________________________________________
Ingo Jucht

Lux Digital Pictures Inc.

By:______________________________________________
Its: CEO